EXHIBIT 10.18

Compensatory Arrangements with Non-Employee Directors

At a meeting held on June 16, 2010, the board of directors voted unanimously to reinstate director fees. Each non-employee director (other than the chairman of the board) of PLC Systems Inc. (the “Company”) receives $1,000 for each board meeting he attends in person and $500 for each board meeting he participates by means of teleconference. The chairman of the board receives $1,500 for each board meeting that he attends in person and $750 for each board meeting he participates by teleconference. The Company reimburses its directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees of the board of directors.

At the board meeting held on June 16, 2010, the board of directors voted unanimously to revise the policy regarding the annual grant of stock options to non-employee directors. Non-employee directors (other than the chairman of the board) will now receive an annual grant of an option to purchase 22,500 shares of the Company’s common stock, such option to vest in four equal quarterly installments. The chairman of the board will receive an annual grant of an option to purchase 45,000 shares of the Company’s common stock, such option to vest in four equal quarterly installments. The annual grants to non-employee directors are generally made on the date of the Company’s annual meeting of shareholders.  All such options will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.